Exhibit 19.1

First Community Bankshares, Inc.

Insider Trading Policy

OVERVIEW

This document sets forth the policy of First Community Bankshares, Inc. (the “Corporation”) regarding trading in the stock and other securities of the Corporation by Insiders (as defined below) and, where applicable, the disclosure of such transactions. This Policy also addresses trading of stock and other securities of other corporations where Material, Non-Public information is gained in the course of employment with the Corporation.

PURPOSE

The purpose of this Policy is to promote compliance with applicable securities laws by the Corporation and all directors, officers, and employees thereof, as well as the directors, officers, and employees of its subsidiaries, in order to preserve the reputation and integrity of the Corporation and all persons affiliated with the Corporation.

PERSONS SUBJECT TO THE POLICY

This Policy applies to all directors, officers and employees of the Corporation and its subsidiaries as well as the Corporation itself. The Corporation may also determine that other persons should be subject to this Policy, such as agents and advisors to the Corporation who have access to material nonpublic information. This Policy also applies Related Persons, as defined below.

TRANSACTIONS SUBJECT TO THE POLICY

This Policy applies to purchases and sales of the securities of the Corporation (the “Corporation Securities”) and bona fide gifts of the Corporation Securities if the donor knows or has reason to believe that the recipient will likely sell the Corporation Securities soon after receiving them.

GENERAL OBJECTIVES

Reserved.

STATEMENT OF NEED AND DEFINITION

If a director, officer or any employee of the Corporation or subsidiary or any agent or advisor of the Corporation or subsidiary has Material, Nonpublic information (as defined below) relating to the Corporation, it is the Corporation’s policy that neither that person nor any Related Person (as defined below) may buy, sell, or gift securities of the Corporation (the “Corporation Securities”) or engage in any other action to take advantage of that information or enable others to do so. This Policy also applies to material, nonpublic information relating to any other corporation with publicly-traded securities, including customers or suppliers of the Corporation, obtained in the course of employment by or association with the Corporation.

SPECIFIC GOALS

Reserved.

First Community Bankshares, Inc.

Insider Trading Policy

POLICY ELEMENTS

Board of Directors Responsibilities

The Board of Directors of the Corporation (the “Board”) shall have responsibility for final approval of this Policy and ensuring management has sufficient resources to carry out the directives of this Policy.

The Audit Compliance and Enterprise Risk Committee

The Audit Compliance and Enterprise Risk Committee (“ACER”) shall recommend changes to this Policy to the Board, as necessary.

Specific Management or Employee Responsibilities

GENERAL COUNSEL

The General Counsel shall be responsible for the formation and implementation of this Policy and for providing reports on ongoing insider trading compliance matters, including any disciplinary actions, regarding the Policy to ACER, or the full Board of Directors, if requested, as necessary. General Counsel in consultation with the Chief Executive Officer and/or President may add or remove individuals from the attached lists as necessary.

INSIDER TRADING OFFICER

The General Counsel or their designee shall serve as the Insider Trading Officer. The Insider Trading Officer shall perform, or ensure performance of, the following:

●	Pre-clearing all transactions involving Corporation Securities by Section 16 Insiders(as defined in the Designated Insider Addendum), and as otherwise necessary for other Insiders.
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Assisting, as requested, in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Insiders, and other applicable reports (whether filed by the Corporation or the individual).

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Coordinating with the Corporation’s designated recipient of copies of reports filed with the SEC by Section 16 Insiders under Section 16 of the Exchange Act and other reports required by applicable disclosure rules.

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Ensuring that the Corporation will be able to comply with any securities law disclosure rules, either currently in force or that may be adopted in the future, that apply to the Corporation and relate to insider transactions involving Corporation stock. Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officers’ and directors’ questionnaires and reports received from the Corporation’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to material nonpublic information.

●	Insuring that a current version of this Policy is available at all times on the Corporation’s Investor Relations site.
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Circulating this Policy to all employees and directors of the Corporation, on an annual basis, ensuring that this Policy is provided to new employees, and otherwise ensuring that appropriate education of affected individuals is accomplished.

●	Annually obtaining a signed acknowledgment of receipt of the Policy from all employees and directors and employees and directors of subsidiaries.

First Community Bankshares, Inc.

Insider Trading Policy

●	Quarterly announcing the ending of regular blackout periods and identifying and notifying all Insiders subject to any special blackout periods of the same.

Definitions

INSIDER

Any person who possesses Material, Nonpublic information is considered an Insider as to that information. Insiders include Corporation and subsidiary directors, officers, employees, independent contractors and those persons in a special relationship with the Corporation, such as its auditors, consultants or attorneys. The definition of Insider is transaction specific; that is, an individual is an Insider with respect to each Material, Nonpublic item of which he or she is aware.

To avoid even the appearance of impropriety, additional restrictions on trading Corporation Securities apply to directors, executive officers, and certain employees who are assumed to regularly possess inside information (the “Designated Insiders”). These Designated Insiders are identified on Attachment A and must comply with the Designated Insiders Addendum to this Insider Trading Policy in addition to the general requirements contained in this Policy.

MATERIAL INFORMATION

The materiality of a fact depends on the circumstance. Accordingly, it is not possible to define all categories of Material information. However, information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a corporation’s business or to any type of security – debt or equity.

While it may be difficult to determine whether particular information is material or not, there are some categories of information that are particularly sensitive and that should almost always be considered material. Examples include, but are not limited to:

●	Unpublished financial results and projections (especially to the extent the Corporation’s own expectations regarding its future financial results differ from analysts’ expectations);
●	Corporate transactions, such as a merger or acquisition;
●	Significant changes in corporate objectives or policies likely to have a material financial impact;
●	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
●	The establishment of a repurchase program for the Corporation Securities;
●	The existence of severe liquidity problems;
●	Gain or loss of a major customer or supplier likely to have a material financial impact;
●	Major changes to product offerings likely to have a material financial impact;

First Community Bankshares, Inc.

Insider Trading Policy

●	Changes in executive management;
●	A significant cybersecurity incident;

Changes in the Corporation’s independent registered public accounting; or firm or material accounting policies.

Again, the categories on this list are only to be used as examples. Many other types of information may be considered Material depending on the circumstances. If an Insider has any questions regarding whether information he or she possesses is material or not, that person should contact the Insider Trading Officer.

NONPUBLIC INFORMATION

Information about the Corporation is considered to be Nonpublic if it is known within the Corporation but not yet disclosed to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors. The Corporation generally discloses information to the public either via press release or in the regular quarterly and annual reports that the Corporation is required to file with the SEC. The circulation of rumors, even if accurate and reported in the media, no matter how widespread, does not constitute effective public dissemination.

In addition, even after a public announcement of Material information, a reasonable period of time must elapse in order for the market to react to the information. Accordingly, this Policy generally requires that, for information to be considered “public,” it must have been publicly available, through press release or otherwise, for at least two full trading days unless the Corporation sets and communications an alternative time period in certain instances. If an Insider has any questions regarding whether any information he or she possesses is Nonpublic, that person should contact the Insider Trading Officer.

RELATED PERSON

For purposes of this Policy, a Related Person is an Insider’s spouse, minor children and anyone else living in their household; partnerships in which they are a general partner; closely held corporations and LLC’s for which they are an officer, manager or member; trusts of which they are a trustee; estates of which they are an executor; and other equivalent legal entities that they control. Although an Insider’s other family members, such as parents or siblings, are not automatically considered Related Persons (unless living in the same household), they may be a Tippee (as defined below) for securities laws purposes.

For purposes of this Policy, any transactions involving Corporation Securities in which Related Persons engage, or by family trusts, partnerships, foundations and similar entities over which Insiders or Related Parties have control, or whose assets held for the benefit of Insiders or Related Parties, are the same as transactions by the Insider. Insiders are responsible for making sure that such persons and entities do not engage in any transaction that would violate this Policy.

First Community Bankshares, Inc.

Insider Trading Policy

General Rules

The following are the general rules of the Corporation’s Insider Trading Policy that apply to Insiders. Additional rules apply to Designated Insiders. It is very important that all directors, officers, and employees understand and follow these rules because any violation may subject the offender to disciplinary action by the Corporation (including termination of employment for cause) and civil and criminal penalties, including fines and imprisonment. This Policy is intended to assist in complying with laws against insider trading; however, it is each individual’s responsibility to comply with said laws and exercise appropriate judgment in connection with any trade in Corporation Securities.

NON-DISCLOSURE OF MATERIAL NONPUBLIC INFORMATION

Material, Nonpublic information must not be disclosed to anyone, except the persons within the Corporation or third-party agents of the Corporation (such as investment banking advisors and outside legal counsel) whose positions require them to know it, until such information has been publicly released by the Corporation.

PROHIBITED TRADING IN CORPORATION SECURITIES

No person may place a purchase or sell order or recommend that another person place a purchase or sell order in Corporation Securities (including initial elections, changes in elections or reallocation of funds relating to 401(k) plan accounts) when he or she has knowledge of Material, Nonpublic information concerning the Corporation. Loans, pledges, gifts, charitable donations and other contributions of Corporation Securities are also subject to this Policy.

TWENTY-TWENTY HINDSIGHT

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction an Insider should carefully consider how his or her transaction may be construed in hindsight. Again, in the event of any questions or uncertainties about the Policy, please consult the Insider Trading Officer or someone that he or she has delegated responsibility for advising of the Policy.

“TIPPING” INFORMATION TO OTHERS

Insiders may be liable for communicating or tipping Material, Nonpublic information to any third party (a Tippee), not limited to just Related Persons. Further, insider trading violations are not limited to trading or tipping by Insiders. Persons other than Insiders also can be liable for insider trading, including Tippees who trade on Material, Nonpublic information tipped to them and individuals who trade on Material, Nonpublic information which has been misappropriated.

Tippees inherit an Insider’s duties and are liable for trading on Material, Nonpublic information illegally tipped to them by an Insider. Similarly, just as Insiders are liable for the insider trading of their Tippees, so are Tippees who pass the information along to others who trade. In other words, a Tippee’s liability for insider trading is no different from that of an Insider. Tippees can obtain Material, Nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

First Community Bankshares, Inc.

Insider Trading Policy

AVOID SPECULATION

Insiders and their Related Persons should not engage in any transactions that suggest they are speculating in Corporation Securities (that is, trying to profit in short-term movements in the stock price). Accordingly, Insiders and their Related Persons may not trade in options, warrants, puts and calls or similar instruments on Corporation Securities or sell Corporation Securities “short,” or “sell against the box.” A short sale involves selling shares that an Insider does not own at a specified price with the expectation that the price will go down so that person may buy the shares at a lower price before he or she must deliver them. A sale against the box is a sale of securities that are owned but are not delivered within 20 days or deposited in the mail for delivery within 5 days after the sale. A sale against the box has the same effect as a short sale.

In addition, Insiders and their Related Persons may not hold Corporation Securities in margin accounts. Investing in Corporation Securities provides an opportunity to share in the future growth of the Corporation. Investment in the Corporation and sharing in the growth of the Corporation, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the Insider in conflict with the best interests of the Corporation and its stockholders. Anyone may, of course, in accordance with this Policy and other Corporation policies, exercise options granted to them by the Corporation.

Hedging Transactions

Note that many hedging transactions, such as “cashless” collars, forward sales, equity swaps and other similar or related arrangements, may indirectly involve a short sale. The Corporation discourages Insiders from engaging in such transactions and requires that any such transaction be carefully reviewed by the Insider Trading Officer prior to the Insider entering into it to determine whether the proposed transaction may be completed or would violate this Policy.

TRADING IN OTHER SECURITIES

No director, officer or employee may place purchase or sell orders or recommend that another person place a purchase or sell order in the securities of another corporation if the person learns of Material, Nonpublic information about the other corporation in the course of his/her employment with the Corporation.

PRE-CLEARANCE PROCEDURES

If an Insider is unsure about whether information he or she possess would qualify as Material, Nonpublic information and whether that person therefore should refrain from trading in the Corporation’s stock, the Insider should pre-clear any transactions involving Corporation stock that he or she intends to engage in with the Insider Trading Officer. The

First Community Bankshares, Inc.

Insider Trading Policy

Insider Trading Officer is under no obligation to approve a transaction submitted for pre- clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Corporation Securities, and should not inform any other person of the restriction.

SPECIAL BLACKOUT PERIODS

Designated Insiders are subject to reoccurring regular blackout periods as described in the Designated Insider Addendum. In addition to the regularly-scheduled blackout periods, the Corporation may from time to time designate other periods as special blackout periods (for example, if there is some development with the Corporation’s business that merits a suspension of trading by certain Corporation and/or subsidiary employees and directors). The Corporation will notify those Insiders who it believes to be in possession of the triggering Material, Non-Public Information of the special blackout. These Insiders must not trade until they have been specifically notified that such special blackout has been lifted. If the Corporation informs an Insider that the Corporation has implemented a special blackout period, the Insider shall not disclose the existence of the special blackout period or the fact that trading has been suspended to anyone (including other Corporation or subsidiary employees) other than Related Persons of the Insider who would also be prohibited from trading. Provided, however, that Insiders may discuss special blackout periods with other Insiders and Related Persons who are also subject to the special blackout period.

INDIVIDUAL RESPONSIBILITY

The responsibility for determining whether an individual is in possession of Material, Nonpublic Information rests with that individual, and any action on the part of the Corporation, the Insider Trading Officer or any other employee or director pursuant to this Policy does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Persons subject to this Policy could be subject to severe legal penalties and disciplinary action by the Corporation for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Potential Criminal and Civil Liability and/or Disciplinary Action”.

Exceptions to the General Policies

There are certain limited exceptions to this policy. Specifically, there are exceptions for (1) certain family trusts and other entities having an independent professional trustee; (2) certain purchases of Corporation Securities from the Corporation or sales of Corporation Securities to the Corporation under employee stock option and stock repurchase plans; and (3) certain blind trusts and pre-arranged trading programs. However, before proceeding with any transaction involving Corporation Securities pursuant to one of these exceptions, please pre-clear the activity through the Insider Trading Officer.

First Community Bankshares, Inc.

Insider Trading Policy

Application of Policy after Termination of an Insider’s Employment

If an Insider’s employment terminates at a time when they possess Material, Nonpublic information about the Corporation or its business partners, the prohibition on trading on such information continues until such information is absorbed by the market following public announcement of it by the Corporation or another authorized party, or until such time as the information is no longer Material. If an Insider has questions as to whether he or she possess Material, Nonpublic information after that person has left the employ of the Corporation, he or she should direct questions to the Insider Trading Officer.

Potential Criminal and Civil Liability and/or Disciplinary Action

The penalties for “insider trading” include civil fines of up to three (3) times the profit gained or loss avoided, and criminal fines of up to One Million Dollars ($1,000,000.00) for each violation and a term of imprisonment up to ten years. An Insider can also be liable for improper transactions in the Corporation’s securities by any person to whom such Insider has disclosed Material, Nonpublic information or made recommendations on the basis of such information (“Tippee Liability”). The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges, and the National Association of Securities Dealers (NASD) use sophisticated electronic surveillance techniques to uncover insider trading.

CONLUSION

Reserved.

Approved by ACER Committee: January 23, 2024 (in Parent Board)

Approved by First Community Bankshares, Inc. Board of Directors: January 23, 2024

First Community Bankshares, Inc.

Insider Trading Policy

First Community Bankshares, Inc.

Insider Trading Policy Designated Insider Addendum

The Corporation’s general Insider Trading Policy is incorporated herein by reference.

The following additional policies and restrictions (the “Additional Policies”) apply to Designated Insiders, including executive officers, directors and certain other officers, and employees, as designated from time to time and listed on Attachment A. If a Designated Insider violates these rules, he or she may be subject to disciplinary action by the Corporation (including termination of employment for cause). In addition, the Designated Insider could be in violation of applicable securities laws and subject to civil and criminal penalties, including fines and imprisonment. Persons subject to these Additional Policies are also subject to the general policies described in the overall Insider Trading Policy. In the event of a conflict between the overall Insider Trading Policy and this Addendum, the more restrictive requirement shall apply.

POLICY ELEMENTS

Standard Blackout Periods

During the closing of each fiscal quarter and until public disclosure of the financial results for that quarter, Designated Insiders are likely to possess Material, Nonpublic information about the expected financial results for the quarter. Even if such Designated Insiders do not actually possess any such information, any trades by them during that period may give the appearance that they are trading on inside information. Accordingly, the Corporation has designated a regularly scheduled quarterly “Blackout Period” on trading beginning with the fifteenth (15th) day of the last month of each quarter and ending at the close of the second full trading day after disclosure of the quarter’s financial results.

Special Blackout Periods

From time to time, an event may occur that is material to the Corporation and is known by only a few directors, officers and/or employees such as a pending merger, acquisition or other transaction. So long as the event remains Material and Nonpublic, the persons designated by the Insider Trading Officer may not engage in transactions in Corporation Securities. In addition, the Corporation’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Insider Trading Officer, designated persons should refrain from engaging in transactions in Corporation Securities even sooner than the quarterly standard Blackout Period described above. In that situation, the Insider Trading Officer may notify these persons that they should not trade in the Corporation’s Securities, without disclosing the reason for the restriction.

Designated Insiders and Related Persons are prohibited from trading during Blackout Periods.

Designated Insiders are responsible for knowing when the Corporation’s quarterly blackout periods commence and will be notified when they end. If a Designated Insiders has been informed that the Corporation has implemented a special blackout period, that person shall not disclose the existence of the special blackout period or the fact that trading has been suspended to anyone (including other Corporation or subsidiary employees) other than Related Persons of the Designated Insider who would also be prohibited from trading. Provided, however, that Insiders may discuss special blackout periods with other Insiders and Related Persons who are also subject to the special blackout period. The imposition of a special blackout period should be considered Material, Nonpublic information. All “limit” orders or other pending trading orders made by Designated Insiders and their Related Persons in place during a black-out period must be cancelled (unless the orders were made pursuant to an approved Rule 10b5-1(c) trading program as described below under the heading “Rule 10b5-1 Plans”).

First Community Bankshares, Inc.

Insider Trading Policy

Hedging or Derivative Transactions Involving Corporation Stock

Designated Insiders may not engage in hedging or derivative transactions, such as “cashless” collars, forward contracts, equity swaps or other similar or related transactions.

Section 16 Insider

Certain officers of the Corporation, executive officers, members of the Corporation’s Board of Directors (“Section 16 Insiders”) and 10% stockholders must also conduct their transactions in Corporation stock in a manner designed to comply with the “short-swing” trading rules of Section 16(b) of the Securities Exchange Act of 1934. The practical effect of these provisions is that officers and directors who purchase and sell, or sell and purchase, Corporation securities within a six-month period must disgorge all profits to the Corporation whether or not they had any Material, Nonpublic information at the time of the transactions. Section 16 Insiders are listed on Attachment B.

Section 16 Insiders are also subject to additional reporting requirements. Federal securities laws require Section 16 Insiders to publicly report transactions in Corporation stock, including dispositions via bona fide gifts, on Forms 3, 4 and 5 under Section 16, Form 144 with respect to restricted and control securities, and, in certain cases, Schedules 13D and 13G. The due date for Section 16 Insiders to file Forms 3 and 4 is two (2) business days after the transaction has been executed. The Corporation takes these reporting requirements very seriously and requires that all persons subject to public reporting of Corporation stock transactions adhere to the rules applicable to these forms. Where issues arise as to whether reporting is technically required (particularly issues that turn on facts specific to the transaction and the individuals involved, or on unsettled issues of law), the Corporation encourages its insiders to choose to comply with the spirit and not the letter of the law – in other words, to err on the side of fully and promptly reporting the transaction even if not technically required to do so. In addition, where the Corporation is required to report transactions by individuals, the Corporation expects full and timely cooperation by the individual.

Pre-Clearance Requirements

Section 16 Insiders, listed on Attachment B, must refrain from trading in Corporation Securities, even during a Trading Window, unless they first comply with the Corporation’s pre-clearance procedures. To pre-clear a transaction, Section 16 Insiders must get the approval of the Insider Trading Officer before they enter into the transaction. In pre-clearing a trade, in addition to reviewing the substance of the proposed trade, the Insider Trading Officer may consider whether it will be possible for both the individual and the Corporation to comply with any applicable public reporting requirements. Section 16 Insiders should contact the Insider Trading Officer at least 3 days before they intend to engage in any transaction to allow enough time for pre-clearance procedures. If relying on the Corporation to make any filings with the SEC, including without limitation a Form 4, Section 16 Insiders should provide all details relative to the transaction to the

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Insider Trading Policy

Controller and the Insider Trading Officer within 24 hours of the consummation of the transaction. Designated Insiders should also pre-clear any time they are unsure about the status of the trading window or have questions about whether information they possess constitutes Material, Nonpublic Information.

Purchases and Sales Prohibited During Period Surrounding Adoption of Share Repurchase Plan

Section 16 Insiders are prohibited from purchasing or selling the Corporation Securities within 4 business days before or 4 business days after the Corporation’s announcement of a Corporation repurchase plan or program or the announcement of an increase in the number of Corporation Securities that may be repurchased under an existing repurchase plan or program. ‘

Rule 10b5-1 Plans

Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this affirmative defense, a person subject to the Insider Trading Policy and these Additional Policies must enter into a Rule 10b5-1 plan when the person is not in possession of Material, Nonpublic information (a “Rule 10b5-1 Plan”) and the Rule 10b5-1 Plan is approved by the Insider Trading Officer as set forth below.

The Corporation is required to disclose in its periodic filings with the SEC whether any Section 16 Insider has adopted, modified or terminated (i) a Rule 10b5-1 Plan (which is a plan that meets all of the requirements in Rule 10b5-1(c)) or (ii) a “non-Rule 10b5-1 trading arrangement”. A non-Rule 10b5-1 trading arrangement is a written trading arrangement that complies with the old Rule 10b5-1 affirmative defense (circa 2000-2022) but does not comply with the new affirmative defense conditions in Rule 10b5-1(c) (such as the cooling off periods and the director and officer certifications). Any Rule 10b5-1 Plan or non-Rule 10b5-1 trading arrangement must be submitted to the Insider Trading Officer for approval 5 days prior to the entry into, modification of or termination of such plan or arrangement. During the pre-approval process, the Insider Trading Officer will obtain information regarding the plan to allow the Corporation to disclose the material terms of such plan in its periodic filing with the SEC.

Exceptions to Additional Rules and Restrictions for Emergency, Hardship or Other Special Circumstances

In order to respond to emergency, hardship or other special circumstances, exceptions to the prohibition against trading during Black-Out Periods will require the approval of the President and Chief Executive Officer of First Community Bankshares, Inc.

Application of Additional Rules and Restrictions After Employment Terminates

If a Designated Insider is subject to the black-out periods imposed by this Policy and his or her employment terminates during a black-out period (or if he or she otherwise leaves employment while in possession of material nonpublic information), that Designated Insider will continue to be subject to this Policy, and specifically to the ongoing prohibition against trading, until the black- out period ends (or otherwise until the close of the second full trading day following public announcement of the material nonpublic information).

Approved by ACER Committee: January 23, 2024 (in Parent Board)

Approved by First Community Bankshares, Inc. Board of Directors: January 23, 2024